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EXHIBIT 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation of our report dated December 15, 2006 included in this Form 10-K for year ended September 30, 2006, into TeamStaff, Inc.’s previously filed Registration Statements on Form S-3 File Nos. 33-85526, 33-70928, 33-91700, 33-09313, 333-74478 and Form S-8 File No. 333-73426.

/s/ Lazar Levine and Felix LLP Lazar Levine and Felix LLP

New York, NY
December 15, 2006